Exhibit 10.14
TRINET GROUP, INC.
AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Adopted on March 10, 2015
Effective Date: January 01, 2015
Revised: July 17, 2017, June 4, 2020, March 23, 2021
Reviewed and Revised: May 27, 2021

This Amended and Restated Non-Employee Director Compensation Policy (the “Policy”) documents the terms and conditions of the cash and equity compensation that non-employee members of the Board of Directors (the “Board”) of TriNet Group, Inc. (“TriNet”) may earn for their service on the Board from and after January 1, 2015. This Policy amends, restates and supersedes in its entirety any prior policies adopted by the Board or the Compensation Committee of the Board (the “Compensation Committee”) prior to the date this Policy is adopted

Philosophy

This Policy is designed to attract and retain experienced, talented individuals to serve on the Board. The Board anticipates that the Compensation Committee will generally review Director compensation on an annual basis; provided, that the Board may, in its sole discretion, review and approve changes to director compensation from time to time as the Board determines is appropriate. The Policy, as amended from time to time, may take into account the time commitment expected of Directors, best practices and market rates in director compensation, the economic position of TriNet, broader economic conditions, historical compensation structure, the advice of the compensation consultant(s) that the Compensation Committee or the Board may retain from time to time, and the potential dilutive effect of equity awards on TriNet’s stockholders.

Under this Policy, Directors receive cash compensation in the form of retainers to recognize their day to day contributions, the level of responsibility as well as the necessary time commitment involved in serving in a leadership role and/or on committees. Directors also receive equity compensation because TriNet believes that stock ownership, in coordination with TriNet’s stock ownership guidelines, provides an incentive to act in ways that maximize long-term stockholder value. Further, TriNet believes that stock-based awards are essential to attracting and retaining talented Board members.

Eligible Directors

Only members of the Board who are not concurrently employees of TriNet are eligible for compensation under this Policy (each such member, a “Director”). Any director may also decline compensation per policy of their affiliated entity or for any other reason prior to the start of the period of service to which the compensation relates.

Annual Cash Compensation

All Directors will be entitled to annual cash compensation set forth below for 2015 and thereafter. The annual cash compensation set forth below is payable in equal quarterly installments, in arrears following the end of each quarter in which the service occurred, pro-rated for any partial quarters of service. All annual cash fees are vested upon payment.

	Annual Retainer (Chair)	Annual Retainer (non-Chair)	Fee per1 Meeting
Board	$85,000*	$60,000*	$1,500
Audit Committee	$30,000	$15,000	$1,000
Compensation Committee	$30,000	$15,000	$1,000
Nominating and Corporate Governance Committee	$15,000	$7,500	$500
Risk Committee	$15,000	$7,500	$500
* Effective May 27, 2021, the Annual Retainer Fees for Board Members was increased by $10,000.

Equity Compensation

Equity awards will be granted under the TriNet Group, Inc. 2019 Equity Incentive Plan or any successor thereto (the “Plan”) and shall be subject to the terms of the Plan and any applicable award agreement in effect on the date of the grant. All equity awards granted under this Policy will be documented on the applicable form of equity award agreement most recently approved for use by the Board (or a duly authorized committee thereof) for Directors. As set forth in the Plan, the terms of the equity awards described in this Policy will be automatically adjusted upon any Capitalization Adjustment (as defined and provided for under the Plan). To the extent there is any conflict between this Policy and the Plan, the Plan will control.

1.Initial Grant: On the date of a Director’s initial election or appointment to the Board, the Director will be automatically, and without further action by the Board, granted restricted stock units (“RSUs”) with an aggregate value of $200,000 (or, $300,000, in the case of a new Director who is to serve as Chairman of the Board upon his or her initial appointment) of TriNet’s Common Stock multiplied by a fraction, the numerator of which is the number of days that will elapse between the Director’s date of initial appointment or election and the first anniversary of the date of grant of the Company’s most recent Annual Grants (as defined below) and the denominator of which is 365. Such RSUs will vest on the first anniversary of the Company’s most recent Annual Grants, subject to the Director’s Continuous Service through such date. Such RSUs are referred to in this Policy as the “Initial Grant.” A Director whose initial election or appointment falls on the same date as the date of the Annual Grant (i.e., the first regular quarterly board meeting of the calendar year) will not be eligible for an Initial Grant. A Director who served as an employee of TriNet or one of its subsidiaries during the one year period immediately prior to his or her initial election or appointment to serve on the Board as a Director will not be eligible for an Initial Grant.

1 If the Board meeting and the Committee meeting are on the same day, only the Board meeting fee is paid.

2.Annual Grant: Subject to Section 1, on the date of the Company’s first regular quarterly board meeting of each calendar year, each person who is then serving as a Director will be automatically, and without further action by the Board, granted RSUs with an aggregate value of $200,000 (or $300,000, in the case of the Chairman of the Board) of TriNet’s Common Stock. Such RSUs will vest as to 100% of the shares on the date of Company’s Annual Meeting of Stockholders for the year immediately following the date of grant, in each case provided that the Director remains a Non-Employee Director (as defined in the 2019 Plan) of the Company as of the date of the Company’s Annual Meeting of Stockholders. Such RSUs are referred to in this Policy as the “Annual Grants”.

3.Vesting; Acceleration: Vesting of awards granted under this Policy will cease if the Director resigns from the Board or otherwise ceases to serve as a Director, unless the Compensation Committee or the Board determines that the circumstances warrant acceleration of vesting. All equity awards granted under this Policy will vest in full immediately prior to a Change in Control (as defined in the Plan), subject to the Director remaining a Non-Employee Director of the Company as of the day prior to the closing of the Change in Control.

4.Number of Shares subject to RSUs. The number of shares subject to any RSUs granted pursuant to this Policy will be determined based on the approved dollar amount of the RSUs divided by the closing price of one share of TriNet’s Common Stock, as quoted by the New York Stock Exchange, on the date of grant or, if the date of grant is not a trading day, the immediately preceding trading day, determined in accordance with the Plan, rounded up to the nearest whole share.

Annual Maximum Remuneration

The maximum annual amount of compensation (including cash and equity compensation) is $750,000 for each Director for each calendar year beginning on or after January 1, 2019, through the calendar year beginning on January 1, 2024, or, if earlier, through the last calendar year not covered by a subsequent stockholder approval of a different maximum annual amount of compensation for Directors. The proposed maximum amount covers all forms of cash, stock and other compensation (other than reimbursements for reasonable out-of-pocket expenses incurred in attending Board and committee meetings).

Expenses

The Company will reimburse Directors for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at and participation in Board and committee meetings.